EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-118220 on Form S-3 of our reports dated March 7, 2005, relating to the financial statements and financial statement schedules of Radian Group Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, PA

March 16, 2005